Exhibit 99.1

NGL ENERGY PARTNERS LP ANNOUNCES ACQUISITION OF OILFIELD WATER LINES LP AND INCREASES GUIDANCE FOR FISCAL YEAR ENDING MARCH 31, 2014

TULSA, Okla.--(BUSINESS WIRE)--Aug. 2, 2013-- NGL Energy Partners LP (NYSE: NGL) announced today that it has acquired the water disposal and hauling business of Oilfield Water Lines LP (“OWL”), a partnership with High Roller Wells and the Mark Cuban Companies for 2,463,287 common units and $168 million in cash, plus net working capital. The acquisition expands NGL’s water services business by adding four high capacity, strategically located, oil and gas water disposal facilities to its portfolio of water treatment and gathering infrastructure. The acquisition brings a successful operating team to NGL’s water services business and approximately 90,000 barrels per day of additional disposal capacity in the growing Eagle Ford Shale in South Texas, a major US oil producing region.

Jim Winter, Senior Vice President of Water Services stated, “This transaction will increase the number of SWD wells owned by the Partnership in the Eagle Ford from six to ten, expanding our footprint such that we can provide disposal service to producers throughout the Eagle Ford. In addition, we will operate a fleet of 55 water trucks to further increase the services we can provide producers.” Chris Cooper, CEO of OWL, added, “We are pleased to join the NGL team and help expand the NGL presence in water services for the energy sector.”

The Partnership is increasing its Fiscal 2014 Adjusted EBITDA guidance from $240-$245 million to $255-$260 million as the additional assets are integrated and contribute Adjusted EBITDA for eight months in Fiscal 2014. For the full twelve months ending March 31, 2015 NGL anticipates Adjusted EBITDA from this transaction to exceed $35 million.

The agreement with OWL includes a provision whereby the purchase price may be increased if certain performance targets are achieved. If the acquired assets generate Adjusted EBITDA, as defined in the agreement, in excess of $40 million on an annualized basis during any one of the six months following the acquisition, the purchase price will be increased by six times the amount by which this target is exceeded. The maximum potential increase to the purchase price under this provision is $60 million.

RBC Capital Markets, LLC acted as exclusive financial advisor for NGL.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retail propane. NGL completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

Non-GAAP Financial Information

NGL defines EBITDA as net income (loss) attributable to parent equity, plus income taxes, interest expense and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding the unrealized gain or loss on derivative contracts and the gain or loss on the disposal of assets and share-based compensation expenses. Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that Adjusted EBITDA provides additional information for evaluating its financial performance without regard to its financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other entities.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes its expectations as reflected in the forward-looking statements are reasonable, NGL can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Source: NGL Energy Partners LP

NGL Energy Partners LP

Atanas H. Atanasov, 918-481-1119

Chief Financial Officer and Treasurer

atanas.atanasov@nglep.com